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                                                                     EXHIBIT 24

                              NOT FOR PUBLICATION

                         UNITED STATES COURT OF APPEALS

                             FOR THE NINTH CIRCUIT


ARV ASSISTED LIVING, INC., a            )       No. 98-55118
California corporation,                 )
                                        )       D.C. No. CV-98-9-LHM
        Plaintiff-Appellant,            )
                                        )
vs.                                     )
                                        )
EMERITUS CORPORATION, a Washington      )
corporation; EMAC CORPORATION, a        )       MEMORANDUM*
Delaware corporation,                   )
                                        )
        Defendants-Appellees.           )
                                        )
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                  Appeal from the United States District Court
                     for the Central District of California
               Linda Hodge McLaughlin, District Judge, Presiding

                          Submitted January 22, 1998**

Before:  BROWNING, KLEINFELD, and THOMAS, Circuit Judges.

        Petitioner seeks review of the district court's January 12, 1998 order staying proceedings in the district court pursuant to Colorado River Water Conservation District v. United States, 424 U.S. 800 (1976). We review the district court's order for an abuse of discretion. See MacKillop v. Lowe's Mkt., Inc.,



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*    This disposition is not appropriate for publication and may not be cited to or by the courts of this circuit except as provided by Ninth Circuit Rule
36-3.

**   The panel finds this case suitable for decision without oral argument. See
Fed. R. App. P. 34(a); 9th Cir. R. 34-4.
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58 F.3d 1441, 1446 (9th Cir. 1995). We hold the district court abused its discretion by staying the district court proceedings, in part because appellant's complaint alleges violations of federal securities laws as to which federal courts have exclusive jurisdiction to give affirmative relief. See generally Moses H. Cone Memorial Hospital v. Mercury Construction Co., 460 U.S. 1, 19-26 (1983) (among other things, existence of federal question weighs heavily against abstention).

        Accordingly, the district court's January 12, 1998 stay order is VACATED and this matter is REMANDED to the district court for further proceedings on appellant's claims, including appellant's pending request for injunctive relief. Appellant's request for remand to a different district judge is denied.

        VACATED and REMANDED.